Exhibit 99(a)

NEWS RELEASE

Cleveland-Cliffs Inc Reports Third-Quarter Results

•	Consolidated Revenues Rise 7% to $620 Million, with Net Income of $57 Million, or $1.08 Per Diluted Share

•	Company Reaffirms 2007 Iron Ore Sales Outlook at 22 Million Tons in North America and Eight Million Tonnes in Asia-Pacific

•	PinnOak Resources Acquisition Provides Cliffs 4.5 Million Ton Metallurgical Coal Position in 2008

CLEVELAND—Nov. 1, 2007—Cleveland-Cliffs Inc (NYSE: CLF) today reported third-quarter and nine-month results for the periods ended Sept. 30, 2007. In addition, the Company confirmed its 2007 iron ore sales guidance of 22 million tons in the North American, and eight million tonnes in the Asia-Pacific, markets. Cliffs also expects to produce approximately 4.5 million tons of metallurgical coal in 2008.

Third-Quarter Consolidated Results

Consolidated third-quarter revenues were $619.6 million, an increase of 7 percent, compared with $580.1 million in the same quarter last year. The increase was driven by $33.9 million in sales generated by PinnOak Resources, LLC—the metallurgical coal producer Cliffs acquired at the end of July—and $18.8 million in increased revenues from Asia-Pacific Iron Ore, partially offset by volume decreases in North America.

Operating income for the third quarter decreased 31 percent to $81.9 million from $119.5 million in the 2006 third quarter. The decline was primarily due to losses at PinnOak and increased Asia-Pacific Iron Ore costs related to the weakening U.S. dollar compared with the Australian dollar.

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

Joseph A. Carrabba, Cliffs’ chairman, president and chief executive officer, commented: “As sometimes occurs in mining, unanticipated geology at our Pinnacle Mine negatively impacted short-term, quarterly results. However, the combined iron ore and metallurgical coal assets in Cliffs’ existing mine portfolio position the Company well to take advantage of the expected and much-publicized 2008 increases in iron ore and metallurgical coal pricing.”

Third-quarter net income was $56.9 million, or $1.08 per diluted share, compared with $89.1 million, or $1.68 per diluted share, last year. In addition to lower operating income, higher interest expense related to debt incurred for the PinnOak acquisition negatively impacted net income in the quarter.

Nine-Month Consolidated Results

Revenues from product sales and services in the first nine months of 2007 were a record $1.49 billion, an increase of 9 percent, compared with $1.37 billion in the same period last year. Operating income decreased 14 percent to $242.7 million, from $282.1 million in the first nine months of 2006. Net income for the nine-months period was $176.3 million, or $3.37 per diluted share, compared with $210.1 million, or $3.87 per diluted share, in last year’s first nine months.

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

North American Iron Ore

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
North American Iron Ore Sales (Long Tons) - In Thousands	6,060	6,481	13,996	14,324

Sales Margin - In Millions
Revenues from iron ore sales and services	$469.9	$483.1	$1,127.9	$1,123.2
Cost of goods sold and operating expenses	368.0	374.6	884.3	867.4

Sales margin	$101.9	$108.5	$243.6	$255.8

Sales Margin - Per Ton*
Revenues from iron ore sales and services	$65.17	$64.68	$65.78	$65.02
Cost of goods sold and operating expenses	48.35	47.94	48.37	47.17

Sales margin	$16.82	$16.74	$17.41	$17.85

*	Excludes freight and any reimbursements

Third-quarter 2007 North American Iron Ore pellet sales volume was 6.1 million tons, a 6 percent decrease from the 6.5 million tons sold in the third quarter last year. The year-over-year decrease in sales volume is attributed to timing as customers performed maintenance on their blast furnaces. These outages have been completed and Cliffs expects increased deliveries, combined with customers’ minimum purchase obligations, to result in iron ore sales of approximately eight million tons in the fourth quarter.

North American Iron Ore revenue per ton was $65.17 during the quarter, up 1 percent versus last year’s comparable quarter. Costs per ton of $48.35 during the quarter were also up 1 percent versus the year-ago quarter.

Carrabba added, “During the third quarter, we continued to control costs in North American Iron Ore extremely well. We are benefiting from our six sigma efforts as well as proactive maintenance programs performed at many of our mines during downtime in the first half of the year.”

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

For the nine months, pellet sales volume totaled 14.0 million tons, down 2 percent compared with the same period in 2006. Revenue per ton increased 1 percent to $65.78 for the nine-month period with costs per ton of $48.37, up 3 percent compared with 2006.

North American Iron Ore Production

	(In Millions) (1)
	Three Months Ended September 30		Nine Months Ended September 30		Full Year Ended December 31
Mine	2007	2006	2007	2006	2007*	2006
Empire	1.1	1.1	3.6	3.6	4.9	4.9
Tilden	2.0	1.8	5.7	5.2	7.7	6.9
Hibbing	2.0	2.2	5.3	6.3	7.5	8.3
Northshore	1.3	1.3	3.9	3.8	5.1	5.1
United Taconite	1.3	1.4	3.9	3.8	5.3	4.3
Wabush	1.2	1.1	3.4	2.9	4.7	4.1

Total	8.9	8.9	25.8	25.6	35.2	33.6

Company share of total	5.6	5.4	16.4	15.9	22.0	20.8

*	Estimate

(1)	Long tons of pellets of 2,240 pounds

Hibbing’s production for the nine-month period declined as a result of the shutdown in late February 2007 due to severe weather conditions that impacted the mine’s water supply. The production loss totaled approximately 800,000 tons (Company share, 200,000 tons), requiring the reduction of Hibbing production estimates for 2007.

Year-over-year production at Tilden and United Taconite is expected to increase 800,000 tons and 1.0 million tons, respectively, as Tilden benefits from major maintenance work and operating improvements, and United Taconite has recovered from an electrical accident in the prior year.

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

North American Coal

Two Months Ended September 30
2007
North American Coal Sales (Short Tons) - In Thousands	447

Sales Margin - In Millions
Revenues from coal sales and services	$33.9
Cost of goods sold and operating expenses	49.8

Sales margin	$(15.9)

Sales Margin - Per Ton*
Revenues from coal sales and services	$70.92
Cost of goods sold and operating expenses	106.49

Sales margin	$(35.57)

*	Excludes freight and any reimbursements

For the two months of PinnOak Resources operations included in the Company’s third-quarter results, metallurgical coal sales volume was 447,000 short tons. North American Coal revenue per ton was $70.92 during the period.

In August, production at the Company’s Pinnacle Mine in West Virginia slowed as a result of sandstone intrusions encountered within the coal panel being mined at the time. This slowdown prompted the decision in late September to move the mine’s longwall plow system to another panel. In mid-October, the plow system was brought back into production.

The slowdown, and resulting lack of leverage over fixed costs, such as labor, energy and administration, produced a $15.9 million loss of sales margin and unusually high per-ton costs of goods sold at $106.49. Cliffs indicated that, as it builds production volumes at its metallurgical coal mines through 2008 and into 2009, it expects costs per ton to steadily and significantly decrease.

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

North American Coal Production

	(In thousands) (1)
Mine	Two Months Ended September 30, 2007	Five Months Ended December 31, 2007*
Pinnacle Mine	64	131
Green Ridge Mine	74	494
Oak Grove Mine	203	439

Total	341	1,064

*	Estimate

(1)	Short tons of 2,000 pounds

Asia-Pacific Iron Ore

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Asia-Pacific Iron Ore Sales (Tonnes) - In Thousands	2,139	1,939	6,221	5,165

Sales Margin - In Millions
Revenues from iron ore sales and services	$115.8	$97.0	$330.9	$249.5
Cost of goods sold and operating expenses	94.5	73.0	259.9	188.7

Sales margin	$21.3	$24.0	$71.0	$60.8

Sales Margin - Per Tonne*
Revenues from iron ore sales and services	$54.14	$50.06	$53.19	$48.31
Cost of goods sold and operating expenses	44.18	37.64	41.79	36.54

Sales margin	$9.96	$12.42	$11.40	$11.77

*	Excludes freight and any reimbursements

Third-quarter 2007 Asia-Pacific Iron Ore sales volume increased 10 percent to 2.1 million tonnes, compared with 1.9 million tonnes in the 2006 third quarter. Increased production capacity has allowed Asia-Pacific to supply higher sales volumes at increased price realizations driven by intense demand from the Asian steel industry, particularly in China.

Revenues per tonne for the third quarter increased 8 percent to $54.14, compared with $50.06 in the prior year. Per-tonne costs in Asia-Pacific Iron Ore, which increased 17 percent to $44.18, continue to be negatively impacted by foreign exchange rates, as the U.S. dollar weakened relative to the Australian dollar, as well as higher maintenance and contract labor expenditures.

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

Nine-month sales volume increased 20 percent to 6.2 million tonnes, compared with 5.2 million tonnes in the first nine months of 2006. Revenue per tonne of $53.19 increased 10 percent for the nine-month period, with costs per tonne of $41.79 up 14 percent compared with 2006.

Asia-Pacific Iron Ore Production

	(In Millions) (1)
	Three Months Ended September 30		Nine Months Ended September 30		Full Year Ended December 31
Mine	2007	2006	2007	2006	2007*	2006
Koolyanobbing	1.9	1.9	5.8	4.9	7.4	7.0
Cockatoo Island	.2	.2	.5	.5	.7	.7

Total	2.1	2.1	6.3	5.4	8.1	7.7

*Estimate

(1)	Metric tons of 2,205 pounds. Cockatoo Island production reflects Portman Limited’s 50 percent share

Third-quarter production in Asia-Pacific was 2.1 million tonnes, consistent with last year. Nine-month production in Asia-Pacific was 6.3 million tonnes, compared with 5.4 million tonnes in the same period last year. The nine-month increase in production primarily reflects the completion of the two-million-tonne-per-annum expansion at Koolyanobbing in 2006. Cliffs reduced its full-year production expectation for Asia-Pacific Iron Ore by 240,000 tonnes to 8.1 million tonnes, primarily due to a train derailment which occurred in August.

Amapá Iron Ore and Sonoma Coal Projects Expected to Begin Production by Year-End

The Amapá Project, a joint venture between MMX and Cliffs, continues to progress, with pre-production stripping and construction of mineral processing facilities nearly complete. Cliffs owns a 30 percent interest in the project and has invested approximately $160 million through Sept. 30, 2007.

MMX has indicated plans for an initial shipment in late 2007 and a 2008 production estimate of 4.8 million tonnes of fines product.

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

Cliffs’ Sonoma Coal Project, a joint venture with QCoal Pty Ltd of Australia, is also expected to begin production late in 2007, with the first shipment to occur in January 2008.

Cliffs has a 45 percent economic interest in the project and has invested approximately $94 million through Sept. 30. Total Sonoma production of marketable hard coking and thermal coal, in approximately equal amounts, is targeted at approximately 2.0 to 2.3 million tonnes for 2008.

Liquidity

At third-quarter-end, Cliffs had $139.6 million of cash and cash equivalents. The Company had $590 million in borrowings under its credit facility. At Dec. 31, 2006, Cliffs had $351.7 million of cash and cash equivalents and no borrowings under its credit facility. Year-to-date uses of cash include $506 million, including repayment of debt, related to the purchase of PinnOak, $64.5 million in property, plant and equipment, $129.2 million for increased product inventories, Cliffs’ $160 million investment in Amapá and $94 million investment in Sonoma. Cliffs now expects to generate cash from operations in 2007 of over $250 million. While cash generation from the iron ore business is expected to be greater than anticipated, the impact of PinnOak on net income resulted in an adjustment from a previous expectation of $270 million.

North American Iron Ore Outlook

Cliffs’ North American Iron Ore operations continue to run at or near capacity. Cliffs-managed 2007 iron ore pellet production is expected to approximate 35 million tons, with the Company’s share representing approximately 22 million tons. The Company continues to expect North American Iron Ore sales for 2007 to be approximately 22 million tons. Cliffs revised its expected North American revenue-per-ton increase for 2007 to approximately 2 percent primarily due to reduced prices for hot-band steel and its effect on the Company’s iron ore pricing calculations. In 2006, per-ton revenue realization was $64.25.

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

Primarily as a result of its business improvement initiatives, Cliffs expects its 2007 North American Iron Ore unit production costs to increase approximately 1 percent, well below the 2007 rate of inflation for energy-related costs, such as fuel and electricity, used in production. In 2006, per-ton cost of goods sold and operating expenses was $48.17.

In 2008, Cliffs expects to produce 21 million tons of pellets available for sale in its own account. This takes into consideration the Company’s tentative agreement to sell its interest in Wabush and previously announced 800,000 ton annual capacity expansion at its Northshore facility.

North American Coal Outlook

North American Coal is expected to produce 700,000 tons of metallurgical coal in the fourth quarter of 2007, for a total of 1.1 million tons for the last five months of 2007. Cliffs expects sales per ton to be approximately $73 in 2007. Cost per ton is expected to be approximately $100 primarily as a result of adverse geologic conditions at the Pinnacle Mine and increased costs related to mine development, integration and new regulatory standards.

In 2008, Cliffs expects to produce 4.5 million tons of metallurgical coal.

Asia-Pacific Iron Ore Outlook

Asia-Pacific Iron Ore 2007 production volume is expected to be 8.1 million tonnes, which includes 700,000 tonnes from Cockatoo Island. Asia-Pacific Iron Ore full-year 2007 sales volume is expected to be 8.2 million tonnes. Cliffs revised its expected Asia-Pacific revenue-per-ton increase for 2007 to approximately 10 percent. This revision is due to greater than previously anticipated currency hedging benefits at Portman Limited. In 2006, per-tonne revenue was $48.59.

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

As a result of the weaker U.S. dollar relative to the Australian dollar, combined with increased maintenance, labor and other costs, Cliffs revised its expected increase in Asia-Pacific Iron Ore unit production costs to approximately 15 percent from a previous expectation of 11 percent over 2006 cost of goods sold and operating expenses of $36.93 per tonne.

Cliffs expects to produce 7.8 million tonnes of iron ore in 2008.

Cliffs will host a conference call to discuss its third-quarter and nine-month 2007 results tomorrow, Nov. 2, 2007, at 10 a.m. ET. The call will be broadcast live on Cliffs’ website at www.cleveland-cliffs.com. A replay of the call will be available on the website for 30 days.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is an international mining company, the largest producer of iron ore pellets in North America and a supplier of metallurgical coal to the global steelmaking industry. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. Cliffs also owns 80 percent of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30 percent interest in the Amapá Project, a Brazilian iron ore project, and a 45 percent economic interest in the Sonoma Project, an Australian coking and thermal coal project.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: changes in the sales mix; the impact of price-adjustment factors on the Company’s North American sales contracts; changes in global demand for iron ore pellets or metallurgical coal by integrated steel producers, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; availability of capital equipment and component parts; availability of rail, float and port capacity both in North America and internationally; changes in the financial condition of the Company’s partners and/or customers; market forces that negatively impact the domestic and international iron ore or metallurgical coal markets; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; the impact of consolidation in the global steel industry; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; failure to receive or maintain required environmental permits; placement of any of the Company’s North American mines on a pattern

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

of violations, problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report and Reports on Form 10-K and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:

http://www.cleveland-cliffs.com

SOURCE: Cleveland-Cliffs Inc

CONTACT:

Steve Baisden

Director, Investor Relations

and Corporate Communications

(216) 694-5280

srbaisden@cleveland-cliffs.com

###

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

CLEVELAND-CLIFFS INC

STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS

(UNAUDITED)

	Three Months Ended September 30		Nine Months Ended September 30
(In Millions, Except Per Share Amounts)	2007	2006	2007	2006
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$542.4	$516.2	$1,283.2	$1,180.9
Freight and venture partners’ cost reimbursements	77.2	63.9	209.5	191.8

	619.6	580.1	1,492.7	1,372.7
COST OF GOODS SOLD AND OPERATING EXPENSES	(512.3)	(447.6)	(1,194.0)	(1,056.1)

SALES MARGIN	107.3	132.5	298.7	316.6
OTHER OPERATING INCOME (EXPENSE)
Casualty recoveries			3.2
Royalties and management fee revenue	4.1	3.0	10.3	8.6
Customer bankruptcy recoveries		3.9		4.1
Administrative, selling and general expenses	(21.6)	(14.2)	(54.5)	(37.3)
Miscellaneous - net	(7.9)	(5.7)	(15.0)	(9.9)

	(25.4)	(13.0)	(56.0)	(34.5)

OPERATING INCOME	81.9	119.5	242.7	282.1
OTHER INCOME (EXPENSE)
Interest income	5.6	4.5	15.5	12.3
Interest expense	(7.9)	(1.0)	(11.0)	(2.8)
Other - net	.1	1.7	1.7	.9

	(2.2)	5.2	6.2	10.4

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	79.7	124.7	248.9	292.5
INCOME TAX EXPENSE	(17.5)	(31.3)	(56.8)	(70.8)
MINORITY INTEREST (net of tax)	(3.7)	(4.3)	(12.7)	(11.9)
EQUITY INCOME (LOSS) FROM VENTURES (net of tax)	(1.6)		(3.1)

INCOME FROM CONTINUING OPERATIONS	56.9	89.1	176.3	209.8
INCOME FROM DISCONTINUED OPERATIONS (net of tax)				.3

NET INCOME	56.9	89.1	176.3	210.1
PREFERRED STOCK DIVIDENDS	(1.4)	(1.4)	(4.2)	(4.2)

INCOME APPLICABLE TO COMMON SHARES	$55.5	$87.7	$172.1	$205.9

EARNINGS PER COMMON SHARE - BASIC
Continuing operations	$1.34	$2.13	$4.21	$4.83
Discontinued operations				.01

EARNINGS PER COMMON SHARE - BASIC	$1.34	$2.13	$4.21	$4.84

EARNINGS PER COMMON SHARE - DILUTED
Continuing operations	$1.08	$1.68	$3.37	$3.86
Discontinued operations				.01

EARNINGS PER COMMON SHARE - DILUTED	$1.08	$1.68	$3.37	$3.87

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	41.3	41.1	40.9	42.5
Diluted	52.5	52.9	52.3	54.2

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518

CLEVELAND-CLIFFS INC

STATEMENTS OF CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	September 30 2007	December 31 2006
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$139.6	$351.7
Trade accounts receivable - net	79.1	28.3
Receivables from associated companies	36.4	4.0
Product inventories	286.3	150.3
Work in process inventories	67.3	50.6
Supplies and other inventories	74.5	77.5
Deferred and refundable income taxes	15.5	9.7
Derivatives and currency hedges	58.5	32.9
Other	87.4	77.3

TOTAL CURRENT ASSETS	844.6	782.3
PROPERTIES - NET	1,698.9	884.9
LONG-TERM RECEIVABLES	39.5	43.7
PREPAID PENSIONS	3.3	2.2
DEFERRED INCOME TAXES	77.6	107.0
MARKETABLE SECURITIES	60.7	28.9
OTHER INVESTMENTS	257.0	7.0
OTHER ASSETS	80.2	83.7

TOTAL ASSETS	$3,061.8	$1,939.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$373.6	$371.5
Payables to associated companies	7.8	3.4

TOTAL CURRENT LIABILITIES	381.4	374.9
PENSIONS, INCLUDING MINIMUM PENSION LIABILITY	111.8	140.4
OTHER POST-RETIREMENT BENEFITS	135.2	139.0
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	119.2	95.1
DEFERRED INCOME TAXES	136.1	117.9
REVOLVING LINE OF CREDIT	390.0
TERM LOAN	200.0
CONTINGENT CONSIDERATION	100.0
DEFERRED PAYMENT	93.7
OTHER LIABILITIES	94.1	68.5

TOTAL LIABILITIES	1,761.5	935.8
MINORITY INTEREST	142.2	85.8
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE
PERPETUAL PREFERRED STOCK	161.2	172.3
SHAREHOLDERS’ EQUITY	996.9	745.8

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,061.8	$1,939.7

CLEVELAND-CLIFFS INC – 1100 SUPERIOR AVENUE, SUITE 1500, CLEVELAND, OHIO 44114-2518